Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

November 27, 2023

Phoenix Motor Inc.
1500 Lakeview Loop
Anaheim, CA 92807

Ladies and Gentlemen:

We have acted as counsel to Phoenix Motor Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to which this opinion is filed as an exhibit, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), for the registration for resale by the selling stockholder listed therein (the “Selling Stockholder”), of up to an aggregate of 32,291,667 shares of the Company’s common stock, par value $0.0004 per share (the “Shares”), consisting of the following:

(a) up to 29,791,667 Shares, consisting of (i) 3,791,667 Shares issuable upon conversion of a senior unsecured convertible promissory note issued by the Company to the Selling Stockholder on October 26, 2023 in the principal amount of $1,750,000 (the “October 2023 Note”), pursuant to that certain securities purchase agreement dated as of June 23, 2023 (the “Original SPA”), as amended on October 26, 2023 (the “Amendment” and, together with the Original SPA, the “First SPA”); and (ii) 26,000,000 Shares issuable upon conversion of a separate senior unsecured convertible promissory note to be issued by the Company to the Selling Stockholder in the principal amount of $12,000,000 (the “November 2023 Note” and, together with the October 2023 Note, the “Notes”), pursuant to that certain securities purchase agreement dated as on November 10, 2023 (the “Second SPA”); and

(b) up to 2,500,000 Shares, consisting of (i) 1,500,000 Shares issuable upon exercise of a common stock purchase warrant (the “October 2023 Warrant”) issued to the Selling Stockholder pursuant to the First SPA; and (ii) 1,000,000 Shares issuable upon exercise of a common stock purchase warrant (the “Execution Warrant” and, together with the October 2023 Warrant, the “Warrants”) issued to the Selling Stockholder pursuant to the Second SPA.

In connection with this opinion, we have examined and relied upon the Registration Statement, the First SPA, the Second SPA, the October 2023 Note, the form of the November 2023 Note and the Warrants. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s certificate of incorporation and bylaws, and such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Registration Statement, the First SPA, the Second SPA, the Notes and the Warrants, as applicable, will be validly issued, fully paid and nonassessable.

Phoenix Motor Inc. November 27, 2023 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Sincerely yours,

/s/ Loeb & Loeb LLP